                                                                    EXHIBIT 12.1

                            MICRON TECHNOLOGY, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (IN MILLIONS EXCEPT RATIO AMOUNTS)

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
                                                 YEARS ENDED
                                 ---------------------------------------------
                                 SEPT. 3, SEPT. 2, SEPT. 1, AUG. 31,  AUG. 29,
                                   1992     1993     1994     1995      1996
                                 -------- -------- -------- --------  --------
Income before income taxes......  $ 9.6    $162.6   $625.8  $1,350.5   $950.5
Adjustments to income before
 income taxes:
  Interest expense..............    8.4       7.8      5.8       7.3      8.6
                                  -----    ------   ------  --------   ------
Adjusted income before income
 taxes..........................  $18.0    $170.4   $631.6  $1,357.8   $959.1
                                  =====    ======   ======  ========   ======
Fixed charges:
  Interest expense..............  $ 8.4    $  7.8   $  5.8  $    7.3   $  8.6
  Adjustments to interest
   expense:
    Capitalized interest........    0.2       0.3      2.6       4.9      7.5
                                  -----    ------   ------  --------   ------
  Adjusted interest expense.....  $ 8.6    $  8.1   $  8.4  $   12.2   $ 16.1
                                  =====    ======   ======  ========   ======
Ratio of earnings to fixed
 charges........................    2.1x     21.0x    75.2x    111.3x    59.6x
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